Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Partners

ElderTrust Operating Limited Partnership:

We consent to the incorporation by reference in the registration statements on Form S-3 (Nos. 333-90756-03, 333-101598-03, 333-107942-05 and 333-119261-27) and Form S-4 (No. 333-131342-56) of our report dated April 28, 2004, except as to notes 5 and 17, which are as of April 6, 2006, with respect to the consolidated statements of income, partners’ capital and cash flows of ElderTrust Operating Limited Partnership and subsidiaries for the year ended December 31, 2003, which report appears in the 2005 annual report on Form 10-K of ElderTrust Operating Limited Partnership.

/s/ KPMG LLP

McLean, Virginia

April 6, 2006